Exhibit 99.1

Inergy Commences Full Commercial Operations of Stagecoach Phase II

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Expansion Doubles Inergy’s Natural Gas Storage Capacity

Kansas City, MO (September 4, 2007)—Inergy, L.P. (NASDAQ:NRGY) announced today that the Phase II expansion of the Stagecoach natural gas storage facility has commenced full commercial operations with an incremental working gas capacity of approximately 13 Bcf. The Phase II capacity is fully contracted to investment grade customers under long-term contracts.

“The start up of the Phase II expansion, both on time and on budget, is a tribute to our team at Stagecoach having executed in a period of increased demand for equipment, materials, and labor for this type of project. This is a clear indication that Inergy is not only a premier operator of natural gas storage but also a proven developer of multi-cycle natural gas storage operations,” said John Sherman, President and CEO of Inergy. “We see the start up of Phase II as a key element in the execution of Inergy’s long-term growth strategy.”

The Stagecoach natural gas storage facility located in Tioga County, New York is a high performance, multi-cycle natural gas storage facility with approximately 26 Bcf of working gas capacity, maximum withdrawal capability of 500 MMcf/day, and maximum injection capability of 250 MMcf/day. Located approximately 150 miles northwest of New York City, Stagecoach is currently connected to Tennessee Gas Pipeline Company’s 300 Line with a planned connection to the proposed Millennium pipeline and is the closest natural gas storage facility to the New York City market.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The Company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s (Nasdaq:NRGP) assets consist of its ownership interests in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

Corporate news, unit prices and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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